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                                                                   Exhibit 10.20

                              EMPLOYMENT AGREEMENT


         AGREEMENT, made this 7th day of April 2000, by and between WALL STREET STRATEGIES CORPORATION, a Nevada corporation with its offices at 130 William Street, Suite 401, New York, New York 10038 (the "Company"), and DALIAH AMAR, an individual residing at 300 East 34th Street, New York, New York 10016 (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company desires to retain the services of Executive to render services to the Company on the terms and conditions hereinafter set forth; and

         WHEREAS, Executive desires to render such services to the Company on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. Subject to all of the terms and conditions hereof, the Company does hereby employ the Executive as the Chief Operating Officer of the Company for a period (the "Employment Period") of three (3) years commencing on March 6, 2000 (the "Commencement Date"), and the Executive does hereby accept such employment and agrees to devote her full business time and attention to the performance of her duties hereunder and to perform such duties faithfully, competently, diligently, and in such manner as to effect her best efforts.

         2. Duties of Executive. In her capacity as Chief Operating Officer of the Company, Executive shall perform the duties customarily performed by a chief operating officer and such other duties, consistent with those customarily performed by an executive officer, as may, from time to time, be assigned to her by the Chief Executive Officer and/or the Board of Directors of the Company. Executive's duties will be subject to the direction and control of the Company's Board of Directors and Chief Executive Officer, to whom Executive will report. Without limiting the generality of the foregoing, Executive shall be responsible for the day-to-day operations of the Company, and for providing overall management, direction and support of the Company's operations.

         3. Compensation and Related Matters.

            (a) Annual Base Salary. During the Employment Period, the Executive shall receive a salary of $175,000 per annum (the "Annual Base Salary"). The Annual Base Salary will be payable in equal bi-weekly installments or otherwise in accordance with the Company's policies for executive officers in effect from time to time. The Company's Board of Directors (or the Compensation Committee of the Board of Directors) will review the Annual Base Salary on or about each anniversary of the Commencement Date for possible increase (but not decrease) based on performance and

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such other factors as the Board of Directors (or Compensation Committee) may
deem appropriate; any such increase shall, however, be in the discretion of the Board of Directors (or the Compensation Committee) and nothing contained herein shall be deemed to obligate the Company to increase the Annual Base Salary at such time, or at any other time.

            (b) Expenses. The Company shall reimburse the Executive for reasonable business expenses incurred by the Executive in the performance of her duties under this Agreement upon evidence of payment by Executive of such expenses and otherwise in accordance with Company policies then in effect, as such policies may change from time to time.

            (c) Benefits. (i) The Executive shall be entitled to participate in any health insurance, profit sharing (if and when available), life insurance, unmatched 401(k) plan or any other similar plan or benefit afforded by the Company to its executives generally, if and to the extent that the Executive is eligible to participate in accordance with the provisions of any such insurance, plan or benefit generally. Nothing contained herein is intended, or shall be construed, to require the Company to institute or retain any, or any particular, insurance plan or benefit.

                (ii) Notwithstanding the provisions of Section 3(c)(i), the Company agrees to purchase for the Executive a $250,000 term life insurance policy, as well as short-term and long-term disability insurance in amounts, the proceeds of which, in the event of the Executive's disability, will approximate the Executive's Annual Base Salary .

            (d) Incentive Bonus. Commencing with her performance in the year ended December 31, 2000, the Executive shall be entitled to earn an annual incentive bonus ("Incentive Bonus") of up to 50% of the Annual Base Salary, pro rated in the case of the year ended December 31, 2000 and any other short year, if applicable, based on the achievement of performance goals to be mutually determined within 60 days after the date of this Agreement (with respect to the year ended December 31, 2000), and prior to or within 60 days after January 1 of each year during the Employment Period). The Incentive Bonus, to the extent payable, will be paid within 30 days after the end of each calendar year or other applicable period, in cash.

            (e) Stock Option. On the date of this Agreement, the Company will grant to Executive a five year, non-qualified option (the "Option") under the Company's 1999 Incentive Program (the "Program") to acquire 500,000 shares (the "Shares") of the Company's common stock (the "Common Stock") at an exercise price of $7.50 per Share. The Option shall vest and become exercisable, subject to and in accordance with the terms and provisions of the Program, as follows:
(i) the Option shall vest with respect to 125,000 Shares on December 6, 2000 (the "First Vesting Date"); (ii) the Option shall vest with respect to an additional 125,000 Shares on March 6, 2001 (the "Second Vesting Date"); and
(iii) the Option shall vest with respect to an additional 62,500 Shares on the sixth day of each of the fifteenth, eighteenth, twenty-first and twenty-fourth month after the Commencement Date. Notwithstanding the foregoing, (x) in the event of the


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termination of the Executive's employment prior to the First Vesting Date by reason of her death or Disability (as hereinafter defined), the Option shall vest with respect to 125,000 Shares as of the date of such termination and become exercisable subject to and in accordance with the terms of the Program and the stock option agreement referred to below, and (y) in the event of the termination of the Executive's employment on or after the First Vesting Date and prior to the Second Vesting Date by reason of her death or Disability, the Option shall vest with respect to 62,500 Shares (aggregating, together with the portion of the Option vesting on First Vesting Date, a total of 187,500 Shares) as of the date of such termination and become exercisable subject to and in accordance with the terms of the Program and the stock option agreement. In the event of a Change of Control of the Company (as hereinafter defined), provided the Executive is then in the employ of the Company, the Option shall vest in its entirety and become exercisable subject to and in accordance with the terms of the Program and the stock option agreement. The Executive and the Company will enter into a stock option agreement more fully setting forth the terms of such Options on or as soon as practicable after the date hereof.

            (f) Vacation. The Executive shall be entitled to twenty (20) business days of annual vacation to be used each year (and not carried over) at times mutually convenient to the Company and Executive.

            (g) Deductions and Withholdings. All amounts payable or which become payable hereunder shall be subject to all deductions and withholding required by law.

         4. Executive Covenants.

            (a) Notice of Creation. Executive will both during and after the Employment Period promptly and fully disclose to the Company any and all inventions, discoveries, improvements, ideas, devices, designs, models, prototypes, processes, compositions, know-how, information, works (including computer programs and written and graphics materials), mask works and data, whether of a business, technical or other nature and whether or not protectable under U.S. or foreign patent, copyright, trade secret or other law (collectively, "Works"), that concern or relate directly to Competitive Activities (as defined in Section 4(d) below) and that are first conceived, reduced to practice, fixed in a tangible medium of expression or are otherwise made by Executive solely or jointly with others during the Employment Period, whether during regular business hours or otherwise (the "Intellectual Property").

            (b) Ownership of Intellectual Property. Upon its respective conception, reduction to practice, fixation in a tangible of expression or other making, an item of Intellectual Property and all worldwide right, title and interest in and to that Intellectual Property, including all common law, statutory, treaty and convention rights, including the right to sue for all past, present and future infringement, shall immediately become and forever remain the property of the Company without any further act or deed being required and without any additional consideration from the Company to Executive, and Executive hereby irrevocably assigns to the Company, and the Company hereby


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accepts, all such Intellectual Property and all such worldwide right, title and interest. The Executive hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to any Intellectual Property.

            (c) Further Assurances. Executive will from time to time, both during and after the Employment Period, upon the request and at the expense of the Company, but without further consideration from the Company, (i) make application through the attorneys for the Company for Letters Patent, utility models, copyright registrations and other forms of intellectual property protection for and on the Intellectual Property in the United States and in countries foreign thereto, (ii) cooperate with the attorneys in the prosecution, maintenance, reissue, renewal, extension and defense of, and suit upon, all such applications and resulting Letters Patent, utility models, copyright registrations and other forms of intellectual property protection, and (iii) do and perform all acts, including executing documents, believed by the attorneys to be necessary or desirable in furtherance of the foregoing and for assigning and perfecting all right, title and interest in and to the Intellectual Property in the Company or its successors or assigns, including executing applications and assignment documents. All decisions concerning such applications and resulting Letters Patent, utility models, copyright registrations and other forms of intellectual property protection, including all decisions concerning their filing, prosecution, maintenance, reissue, renewal, extension, defense and suits upon them, shall be solely those of the Company, and Executive shall have no claim or cause of action against the Company arising out of or concerning any such decisions or the results of those decisions.

            (d) Non-Competition. In order to induce the Company to enter into this Agreement, the Executive hereby expressly covenants and agrees that, during the Employment Period and, following termination of the Executive's employment hereunder, for so long after such termination (if at all) as the Executive continues to receive payment of Annual Base Salary in accordance with the terms of this Agreement, she shall not, without the express written consent of the Company, for her own account or jointly with any other person, for any reason
(i) participate in, engage in or be connected in any way with, directly or indirectly, as a proprietor, contractor, employee, principal, partner, officer, stockholder, member, advisor, consultant, agent or licensor (whether paid or unpaid), Competitive Activities (as defined below) anywhere in the world in which the Company conducts business, (ii) directly or indirectly, own, manage, operate, join, control, loan money to, invest in, or otherwise participate in, or be connected with, or become or act as an officer, employee, consultant, representative or agent of any Competitor (defined below), or (iii) intervene in or interfere with any relationships between the Company and its vendors or customers or prospective customers or disrupt its customer markets, anywhere in the world in which the Company conducts business. Notwithstanding the foregoing, the Executive may at any time own, solely as an inactive investor, securities of any entity, whether or not in competition with the Company, if (A) such securities are publicly traded on a nationally-recognized stock exchange or on NASDAQ, and (B) the aggregate holdings of such securities by the Executive and her immediate family do not exceed five percent (5%) of the voting power or five percent (5%) of the capital stock of such entity. As used herein, "Competitive Activities" means the preparation, marketing, sale or provision of investment research or financial

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information services or content through the internet or traditional media; and
"Competitor" means any person whose principal business consist of Competitive Activities, or any combination thereof. For purposes of this Section 4 and determining the scope of Competitive Activities hereunder, "Company" means Wall Street Strategies Corporation and its direct or indirect wholly-owned subsidiaries and shall not include any successor or parent company which may hereafter acquire the Company or into which the Company may be combined (whether by merger, stock or asset acquisition or otherwise) to the extent that the business or activities of such successor are different than those of the Company at the time of such acquisition or combination. Executive acknowledges that she is agreeing to be bound by the restrictions contained in this Section 4(d) in consideration of the various benefits to be provided to her under Section 3 hereof, including, specifically, but without limitation, the stock option grant referenced in Section 3(e) hereof.

            (e) Reasonableness of Restrictions. The Executive acknowledges and agrees that the covenants contained herein with respect to non-competition are reasonable in scope, geographic application and duration, in view of the economic bargain contained herein. The Executive represents and warrants to the Company that her experience, background and skills are such that she is able to obtain employment on reasonable terms and conditions without violation of the restrictive covenant contained herein with respect to non-competition; and that such covenant does not and will not pose any undue hardship to the Executive.

            (f) Tangible Things. Executive covenants and agrees that (i) all tangible things, including confidential memoranda, notes, notebooks, drawings, lists (including, without limitation, mailing and customer lists), record and other confidential documents (and all copies thereof), made or compiled by Executive or made available to Executive concerning the Company's business shall be the property of the Company, and (ii) if such tangible things are in the possession or control of Executive, Executive shall deliver them to the Company promptly following the Employment Period or at any other time upon request of the Company.

            (g) No Improper Disclosure. Executive represents and warrants that Executive has not disclosed, and will not disclose, to the Company any information, whether confidential, proprietary or otherwise, that the Executive possesses and that Executive is not legally free to disclose. Executive further agrees to defend, indemnify and hold harmless the Company against all claims, demands, losses, damages or expenses, including attorneys' fees, suffered or incurred as a result of any violation of the representations contained in this subsection 4(g).

            (h) No Executive Solicitation. The Executive hereby agrees that during the Employment Period and for a period of twelve (12) months thereafter, she shall not, directly or indirectly, for her own account or jointly with another, or for or on behalf of any entity, as principal, agent or otherwise, solicit, induce or hire or in any manner attempt to solicit, induce or hire any person employed by the Company or any of its affiliates to leave such employment, whether or not such employment is pursuant to a written contract with the Company or otherwise.


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            (i) Trade Secrets. Executive acknowledges that Executive's work for the Company is expected to bring Executive into close contact with various confidential technical and research data, confidential business data and other information of the Company not readily available to the public. The Executive expressly covenants and agrees that she will not at any time, whether during or after the Employment Period, directly or indirectly, on any basis for any reason, use or permit third parties within his control, the use of any trade secrets, confidential information or proprietary information of, or relating to, the Company, or any affiliate of the Company (including, without limitation, data and other information relating to any of the Company's processes, apparatus, products, software, packages, programs, trends in research, product development techniques or plans, research and development programs and plans or any works and all secrets, customer lists, lists of Executives, sales representatives and their territories, mailing lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, designs and design projects and other confidential business affairs concerning the Company and the Company's business), in connection with any activity or business, whether for his own account or otherwise, and will not divulge such trade secrets, confidential information or proprietary information to any person, firm, corporation or other entity whatsoever. The Executive shall not be prohibited from divulging information deemed to be trade secret or confidential or proprietary information of the Company: (i) if and to the extent that disclosure of any such information is pursuant to appropriate safeguards on confidentiality and (x) necessary and appropriate in connection with the submission of bids by the Company in the ordinary course of business or (y) required pursuant to the Company's marketing efforts directed to specific clients or bona fide prospective clients or the provision of services to existing clients in the ordinary course of business or (z) is made to other Executives of the Company or independent contractors thereof in the ordinary course of the Company's business, (ii) if the specific item of information becomes generally available to the public without violation of this Agreement or any other confidentiality agreement among the Executive and the Company or any other confidentiality agreement to which the Executive is a party, or (iii) if such disclosure is compelled by law, in which event the Executive agrees to give the Company prior written notice of any disclosure to be made pursuant to this clause (iii), and the Executive, at the Company's expense, shall cooperate fully with the Company to obtain protective orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed.

            (j) Remedies. It is expressly understood and agreed that the services to be rendered hereunder by the Executive are special, unique and of extraordinary character, and in the event of the breach by the Executive of any of the terms and conditions of this Agreement on her part to be performed hereunder, or in the event of the breach or threatened breach by the Executive of the terms and provision, of this Section 4 of this Agreement, then the Company shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, for such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by the Executive or to enjoin the Executive from performing services which are prohibited by this Agreement for any other person, firm or corporation. If the Executive violates any provision of this Section 4, the time period set


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forth herein with respect to such provision, if any, shall be extended, until six (6) months after the date of entry of final judgment enforcing such provision and the time for appeal has lapsed. If Executive is held by a court of competent jurisdiction to have breached this Agreement, Executive shall be liable for any attorneys' fees and costs incurred by the Company in enforcing its rights hereunder.

            (k) Enforcement. It is hereby expressly agreed by the Company and the Executive that if any portion of the restrictive covenants and provisions set forth in this Section 4 is held to be unreasonable, arbitrary, against public policy or otherwise unenforceable for any reason, then each such covenant or provision shall be considered divisible as to scope, time and geographical area, with each month of a specified period being deemed a separate period of time and each county within any geographical area being deemed a separate geographic area. The parties hereto expressly agree that notwithstanding their mutual expectation that the covenants and restrictions contained herein will be enforceable and enforced, a lesser scope, period of time or geographic area shall be enforced to the extent that the covenants contained herein may be unenforceable as written. The Company and the Executive also agree that in the event that any court of competent jurisdiction determines a portion of the restrictive covenants contained herein to be non-enforceable, such determination by such court shall be deemed to have applicability only within the jurisdiction in which such court is located and shall not be deemed to be effective in any other jurisdiction. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 4.

            (l) Covenants Non-Exclusive. The Executive acknowledges and agrees that the covenants contained in this Section 4 shall not be deemed exclusive of any common law rights of the Company in connection with the relationships contemplated hereby; and that the Company shall have any and all rights as may be provided by law in connection with the relationships contemplated hereby.

         5. Termination. The Executive's employment hereunder may be terminated prior to the expiration of the Employment Period under the following circumstances:

            (a) Death. The Executive's employment hereunder shall terminate upon her death. In the case of the Executive's death, the Company shall pay to the Executive's beneficiaries or estate, as appropriate, promptly after her death, any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to
Section 3 through the date of her termination. In addition, the Option shall vest in accordance with, and to the extent (if any) described in, Section 3(e) hereof and, to the extent vested on the date of termination, shall be exercisable for a period of one year from the date of termination. The Executive and her beneficiaries and estate, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination on account of the death of the Executive.


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            (b) Disability.

                (i) If a Disability (as defined below) of the Executive occurs during the Employment Period, the Company may give the Executive written notice of its intention to terminate her employment. In such event, the Executive's employment with the Company shall terminate on the effective date specified in such notice. In the case of a termination as a result of a Disability, the Company shall pay to the Executive promptly after her termination any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to Section 3 through the date of her termination. In addition, the Option shall vest in accordance with, and to the extent (if any) described in, Section 3(e) hereof and, to the extent vested on the date of termination, shall be exercisable for a period of one year from the date of termination. The Executive and her beneficiaries and estate, as appropriate, shall be entitled to no other compensation under this Agreement following, or as a result of, a termination on account of the Disability of the Executive.

                (ii) For the purpose of this subsection 5(b), "Disability" shall mean the Executive's inability to perform her normal duties as Chief Operating Officer of the Company, with or without reasonable accommodation, due to a mental or physical impairment, for a period of at least two (2) consecutive months or three (3) months in the aggregate in any twelve (12) month period. The Executive agrees to submit to a reasonable number of examinations by a medical doctor selected by the Company and reasonably acceptable to the Executive (or her legal representative) making the determination of disability under this
Section 5(b)(ii), and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.

            (c) Termination by the Company for Cause.

                (i) The Company may terminate the Executive's employment hereunder for Cause (as defined below) at any time upon written notice to the Executive. In such event, the Executive's employment shall terminate on the effective date specified in such notice. In the case of the Executive's termination for Cause, the Company shall promptly pay to the Executive any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to Section 3 through the date of her termination. In addition, at any time during the 30 day period following the date of termination for Cause, the Executive shall have the right to exercise the Option to the extent vested on the date of termination for Cause in accordance with the terms of Program and the stock option agreement. The Executive and her beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination for Cause.

                (ii) For purposes of this Agreement, "Cause" shall mean (A) any act of gross negligence, malfeasance or gross misconduct by the Executive materially detrimental to the Company or its affiliates; (B) any willful misappropriation or embezzlement by the Executive of the property of the Company (whether or not a felony or misdemeanor); (C) any indictment for a felony; (D) the commission by the


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Executive of any misdemeanor involving theft, fraud, dishonesty or misrepresentation; (E) repeated unexcused absences of the Executive; (F) the material breach by the Executive of any of her covenants and obligations hereunder, including, without limitation, the covenants contained in Section 4 hereof); or (G) the refusal of the Executive to accept the lawful directions of the Company consistent with the terms of this Agreement or other willful disobedience or material breach by the Executive of any of the Company's written rules, instructions or orders; provided, however that in the event of (A), (E),
(F)(except with respect to a breach of the covenants contained in Section 4 hereof) and (G), Executive shall first have been given written notice setting forth the details of such Cause and shall have failed to cure the breach set forth in such notice within fifteen (15) days after the delivery of such notice by the Company.

            (d) Termination by the Company Upon Failure to Achieve Performance Goals.

                (i) If, as of the date which is 18 months after the Commencement Date, the Executive has not achieved the performance goals to be agreed upon by the Company and the Executive and set forth in an addendum to this Agreement within sixty (60) days after the date hereof, the Company may, at any time within thirty (30) days thereafter, terminate the Executive's employment hereunder upon written notice to the Executive. In such event, the Executive's employment shall terminate on the effective date specified in such notice. If Executive's employment hereunder is terminated by the Company pursuant to this
Section 5(d), the Company shall pay to the Executive any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and expenses for which she is entitled to be reimbursed pursuant to Section 3 through the effective date of termination. In addition, if the Executive's employment hereunder is terminated by the Company pursuant to this Section 5(d), in lieu of any other payments or other compensation or benefits pursuant hereto, or available at law or equity, the Executive shall receive continuation of her Annual Base Salary and the benefits described in Section 3(c)(i) for a period of six (6) months from the effective date of termination, and shall be entitled to exercise the Option, to the extent vested as of the effective date of termination, for a period of ninety (90) days after the effective date of termination. The Executive and her beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination on account of failure to achieve performance goals.

            (e) Other Termination by the Company. The Company may terminate the Executive's employment hereunder for any reason other than death, Disability, Cause, failure to achieve performance goals (in accordance with Section 5(d)) or Change in Control (pursuant to Section 5(g)) upon written notice to the Executive. In such event, the Executive's employment shall terminate on the effective date specified in such notice. If the Executive's employment hereunder is terminated by the Company pursuant to this Section 5(e), the Company shall pay to the Executive any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to Section 3 through the effective date of her termination. In addition, in lieu of any other payments or other compensation or benefits pursuant hereto, or available at law or in equity, the Executive shall receive continuation


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of her Annual Base Salary and the benefits described in Section 3(c)(i) for a period equal to the lesser of (i) one year from the date of termination and (ii) the balance of the Employment Period (had employment not been so terminated), and the Option, to the extent not then vested, shall vest in its entirety and become exercisable for a period of one year after the effective date of termination in accordance with the terms of the Program and the stock option agreement. The Executive and her beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination pursuant to this Section 5(e).

            (f) Termination by the Executive for Good Reason. The Executive may terminate her employment hereunder upon written notice to the Company in the event of a material and continuing breach of the terms of this Agreement by the Company, or a material diminution by the Company of the Executive's duties and responsibilities from those contemplated under Section 2, which breach or diminution is not cured within fifteen (15) days after delivery by the Executive to the Company of written notice of such breach specifying the details of such breach. In such event, the Executive's employment shall terminate on the effective date specified in the notice of termination. If the Executive terminates her employment hereunder pursuant to this Section 5(f), the Company shall pay to the Executive any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to Section 3 through the effective date of termination. In addition, in lieu of any other payments or other compensation or benefits pursuant hereto, or available at law or in equity, the Executive shall receive continuation of her Annual Base Salary and the benefits described in Section 3(c)(i) for a period equal to the lesser of (i) one year from the effective date of termination and (ii) the balance of the Employment Period (had employment not been so terminated), and the Option, to the extent not then vested, shall vest in its entirety and become exercisable for a period of one year after the effective date of termination in accordance with the terms of the Program and the stock option agreement. The Executive and her beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination by the Executive for good reason pursuant to this Section 5(f).

            (g) Change of Control. (i) If the Company terminates the Executive's employment hereunder within three (3) months after a "Change of Control" of the Company (as hereinafter defined) for any reason other than death, Disability, Cause or failure to achieve performance goals in accordance with Section 5(d), then the Executive's employment shall terminate on the effective date specified in a written notice of such termination delivered to the Executive.

                (ii) The Executive may terminate her employment hereunder in the event of a material diminution by the Company of the Executive's duties and responsibilities from those contemplated in Section 2 within ninety (90) days after a Change of Control of the Company. In such event, the Executive's employment shall terminate on the effective date specified in the notice of termination (which notice of termination must be delivered within one hundred five (105) days after the Change of Control).


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                (iii) If the Executive's employment is terminated pursuant to this Section 5(g), the Company shall pay to the Executive any accrued but unpaid Annual Base Salary, any accrued but unpaid Incentive Bonus and all expenses for which she is entitled to be reimbursed pursuant to Section 3 through the effective date of termination. In addition, in lieu of any other payments or other compensation or benefits pursuant hereto, or available at law or equity, the Executive shall receive continuation of her Annual Base Salary and the benefits described in Section 3(c)(i) for a period of one year from the date of termination. The Executive and her beneficiaries shall be entitled to no other compensation under this Agreement following, or as a result of, a termination following a Change of Control pursuant to this Section 5(g) except as provided in Section 3(e) regarding the Option.

                (iv) As used herein, "Change in Control" of the Company shall mean the happening of any of the following events:

                     (A) A change in control of the direction and administration of the Company's business of a nature such that if any securities of the Company were registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such change would be required to be reported in response to (I)
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or (II) Item 1(a) of Form 8-K under the Exchange Act as each is in effect on the date hereof and any successor provision of such regulations under the Exchange Act (irrespective of whether the Company is then subject to such reporting requirements); or

                     (B) Any "person" or "group" (as such term is used in connection with Section 13(d) and 14(d)(2) of the Exchange Act) but excluding any employee benefit plan of the Company or any "affiliate" or "associate" of the Company (as defined in Regulation 12b-2 under the Exchange Act) (I) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors or (II) acquires by proxy or otherwise 50% or more of the combined voting securities of the Company having the right to vote for the election of directors of the Company, for any merger or consolidation of the Company, for the election of directors, or for any other matter; or

                     (C) During any period of twenty-four (24) consecutive months, the individuals who at the beginning of such period constitute the Board of Directors of the Company or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

                     (D) There shall be consummated (I) any consolidation, merger or recapitalization of the Company or any similar transaction involving the Company, irrespective of whether the Company is the continuing or surviving corporation, pursuant to which shares of the Company's Common Stock, would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportion and ownership of common stock of the surviving corporation immediately after the merger, (II) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or (III) the adoption of a plan of complete liquidation of the Company (whether or not in connection with the sale of all or substantially all of the Company's assets) or a series of partial liquidations of the Company that is de jure or de facto part of a plan of complete liquidation of the Company; provided, that the divestiture of less than substantially all of the assets of the Company in one transaction or a series of related transactions, whether effected by sale, lease, exchange, spin-off, sale of the stock or merger of a Subsidiary or otherwise, or a transaction solely for the purpose of reincorporating the Company in another jurisdiction, shall not constitute a "Change in Control"; or

                     (E) The Board of Directors of the Company shall approve any merger, consolidation or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 5(g)(ii) (A), (B) or (D) above.

                     (F) For purposes of this Agreement, "Continuing Directors" shall mean the directors of the Company in office on the date hereof and any successor to any such director and any additional director who after the date hereof (I) was nominated or selected by a majority of the Continuing Directors in office at the time of his nomination or selection and (II) who is not an "affiliate" or "associate" (as defined in Regulation 12b-2 under the Exchange
Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities then entitled ordinarily to vote for the election of directors.

            (h) Mutual Agreement. The Executive's employment may be terminated by written mutual agreement of the Executive and the Company at any time.

         6. Assignment; Successors and Assigns. The Executive agrees that she will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance of the claims of creditors. Any purported assignment, transfer, delegation, disposition or encumbrance in violation of this Section 6 shall be null and void and of no force or effect. Nothing in this Agreement shall prevent the consolidation or merger of the Company with or into any other entity, or the sale by the Company of all or any portion of its respective properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any subsidiary of the Company, or any successor in interest or any other affiliated entity, and the Executive hereby consents to any and all such assignments. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         7. Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The Executive irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such Executive at the address specified in Section 10. The parties hereto irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York or any state court located in New York County, State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

         8. Severability of Provisions. In the event that any provision or any portion thereof should ever be adjudicated by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then such provisions will be deemed reformed to the maximum limitations permitted by applicable law, the parties hereby acknowledging their desire that in such event such action be taken. In addition to the above, the provisions of this Agreement are severable, and the invalidity or unenforceability of any provision or provisions of this Agreement or portions thereof will not affect the validity or enforceability of any other provision, or portion of this Agreement, which will remain in full force and effect as if executed with the unenforceable or invalid provision or portion thereof eliminated. Notwithstanding the foregoing, the parties hereto affirmatively represent and acknowledge that this Agreement and each of its provisions is enforceable in accordance with its terms, and expressly agree not to challenge the enforceability of the Agreement or any of its provisions in the future. The parties hereto are expressly relying upon this representation and acknowledgment in determining to enter into this Agreement.

         9. Warranty. As an inducement to the Company to enter into this Agreement, the Executive represents and warrants to the Company that she is not a party to any other agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise, on her power, right or ability to enter into this Agreement and to perform her duties and obligations hereunder.

         10. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                                            If to the Executive, addressed to:

                                            Daliah Amar
                                            300 East 34th Street
                                            New York, New York  10016

                                            If to the Company addressed to:

                                            130 William Street
                                            Suite 401
                                            New York, New York  10038

                                            With a copy to:

                                            Bryan Cave LLP
                                            245 Park Avenue
                                            New York, New York  10163-0034
                                            Attn:  Steven A. Saide, Esq.

or to such other place and with such other copies as either party may designate as to itself or herself by written notice to the others.

         11. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other right or remedies.

         12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

         13. Entire Agreement; Amendments and Waivers. This Agreement and the agreements and documents referred to herein are intended by the parties to be, and are, the complete, exclusive and final expression of their agreement with respect to the subject matter hereof. Moreover, this Agreement supersedes, and may not be contradicted by, or modified or supplemented by, evidence of any prior or contemporaneous agreement as to the subject matter hereof, and no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereto. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

         14. Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's-length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to any party.

            IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       EXECUTIVE


                                       /s/ Daliah Amar
                                       -----------------------------------------
                                       Daliah Amar



                                       WALL STREET STRATEGIES
                                       CORPORATION



                                       By: /s/ Charles V. Payne
                                          --------------------------------------
                                            Name: Charles V. Payne
                                            Title: Chief Executive Officer





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